Exhibit 3.48.1
NOTARIA CUARTA DEL CIRCUITO DE PANAMA
PUBLIC DEED NUMBER SEVEN HUNDRED FORTY TWO     (742)
By which the ARTICLES OF INCORPORATION of WHITE NARCISSUS MARINE S.A., are recorded.
Panama, January 29, 2003.
ARTICLES OF INCORPORATION OF WHITE NARCISSUS MARINE S.A.
Organized under the General Corporation Law of the Republic of Panama. We the undersigned, JOSE EUGENIO SILVA, clerk, with Personal Identity Card Nr. 8-225-1020 and LESLIE BARKEMA DE GIRON, secretary, with Personal Identity Card Nr. 8-219-1965, both of legal age, Panamanian, married, resident of Panama City, wishing to form a stock corporation pursuant to the provisions of the General Corporation Law of the Republic of Panama, Law 32 of 1927, do hereby enter into an agreement of organization of such corporation as follows:
FIRST ARTICLE: NAME OF THE CORPORATION
The name of the corporation is WHITE NARCISSUS MARINE S.A.
SECOND ARTICLE: PRINCIPAL OBJECT
The principal object of the corporation is to engage in the Republic of Panama or in any other country, colony or foreign territory in the purchasing, selling, loading, shipowning and administration of ship or vessels; the operation of maritime lines, agency, broker, ship owners, shiping agencies, and chartering brokers, and any kind of businesses related to shipping. The corporation could engage also in fulfilling all the activities, contracts, operations, businesses or transactions allowed by Law to corporations. For such purpose the corporation shall have, in addition to the powers conferred by Law, the following:
a) To sue and be sued in lawsuit;— b) To adopt and use a corporate seal and alter it at pleasure;— c) To acquire, construct, purchase, hold, use and convey real and personal property of every kind, and make and accept pledges, mortgages, leases, liens and encumbrances of every kind;— d) To appoint officers and agents;— e) To enter into contracts of all kinds;— f) To issue By-laws not inconsistent with the laws in force, for the management, regulation and government of its business and properties, for the transfer of

NOTARIA CUARTA DEL CIRCUITO DE PANAMA
FIFTH ARTICLE: STOCK REGISTER
The Stock Registry Book required by law shall be kept in Panama or any country in the world, or in the place fixed by the By-Laws of the Board of Directors.
SIXTH ARTICLE: DOMICILE
The Corporation shall have its domicile in the city of Panama, Republic of Panama, but the Board of Directors may establish branches, offices or agencies in any other place within Panama or abroad, and appoint legal representatives anywhere in the world.
SEVENTH ARTICLE: SHAREHOLDERS MEETINGS
The meeting of stockholders may be held in the Republic of Panama or any other country, on the time, date and place fixed by resolution of the Board of Directors. Nonetheless, a resolution adopted in any meeting in which all shareholders are present shall be valid; and those resolutions adopted in a meeting in which there is quorum, having all absent shareholders waived their right to attend, shall be valid as to the ends listed in that waiver. At all meetings of stockholders any stockholder may be represented and vote by proxy who need not be a shareholder, and who may be appointed by an instrument in writing, public or private.— a) The special meetings of shareholders shall be called by the Board of Directors, and when so requested by shareholders representing at least one twentieth (20th) of all shares issued and outstanding, must be called by the President or a VicePresident, as the case may be, for the purpose or purposes stated in the request.— b) Quorum. At all meetings of shareholders, the presence of at least a half plus one of the shares issued and outstanding shall be necessary to constitute a quorum.— c) Voting. Except as otherwise determined by the Law, the Articles of Incorporation and the by-laws, resolutions shall be approved by a majority vote of the shares present at a meeting.— d) Any business that may be transacted at the annual meeting may be transacted at a special meeting if included in the notice. — e) The following shall be duties of the Regular General Meeting of Shareholders: One: To elect the members of the Board of Directors who shall remain in office for one year or until their successors are elected and qualified. In electing the Board of Directors, the Shareholders’ Meeting may also elect the officers of the corporation; — Two: To discuss and approve the Balance Sheet.— Three: To fix compensation for the members of the Board of Directors when necessary;— Four: To amend this deed of incorporation and the corporate

NOTARIA CUARTA DEL CIRCUITO DE PANAMA
compromise with arbitrators bound by legal principles or amicable compounders.— Two. To appoint officers, managers, representatives or general or special attorneys as well as agents and mandataries of any kind, both in the Republic of Panama or in any other country.—
Three: To appoint the successor to every member of the Board who may by resignation or death, cease in his office, before the end of the annual period for which he was elected.— Four: To dispose of, assign, transfer, waive, assess, mortgage, and lease, in whole or in part, the corporation properties and rights and post bonds.— Five: To agree on the calling of Regular or Special General Shareholders’ Assemblies.— Six: To submit to the General Assembly a summary statement of the Operation of the Company.— Seven: To perform and carry out all acts and things which de facto and de jure may be convenient for the effective management of the corporate properties, assets, rights or interests, limited only by those which, according to this instrument, are expressly reserved to the Regular, General or Special Shareholders Assemblies. And, Eight: To comply with and enforce the decisions and resolutions of the Regular and Special Shareholders’ Assemblies.
NINTH ARTICLE: OFFICERS
The Officers of the corporation, who shall be elected by ‘the Board of Directors, may be a President, a Vicepresidents, a Secretary and a Treasurer. The Board of Directors may from time to time, elect additional Vice presidents, Assistant Secretaries and Assistant Treasurers and other additional officers and appoint Agents and Attorneys with the powers it may deem convenient. Any officer may exercise more than one office.— a) Qualification. Officers do not need to be shareholders or Directors.— b) The term, powers and authorizations of the officers shall be determined by the Board of Directors.— c) The President shall be the representative of the corporation but he may, upon absence or inability, be represented by the Vicepresident, and if there is more than one, by order of seniority, and by the Treasurer if there is no Vice President, and by the Secretary if all are absent and the Board of Directors may confer its representation on any other officer or person.
TENTH ARTICLE: AMENDMENTS
This Charter may be amended by resolution or resolutions setting forth such amendment adopted by the majority of all shares issued and outstanding at a special meeting called for that purpose or at a regular meeting if due notice has been given.